Exhibit 10.1

Credit Agreement

Dated as of February 24, 2022

among

Hub Group, Inc.,

as Borrower,

The Guarantors from time to time party hereto,

the Lenders from time to time party hereto,

and

Bank of Montreal,

as Administrative Agent and Sustainability Structuring Agent

BMO Capital Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Runners

Merrill Lynch, Pierce, Fenner & Smith Incorporated and

Wells Fargo Securities, LLC, as Co-Syndication Agents

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Exhibit A	—	Notice of Payment Request
Exhibit B	—	Notice of Borrowing
Exhibit C	—	Notice of Continuation/Conversion
Exhibit D-1	—	Revolving Note
Exhibit D-2	—	Swing Note
Exhibit E	—	Increase Request
Exhibit F	—	Compliance Certificate
Exhibit G	—	Additional Guarantor Supplement
Exhibit H	—	Assignment and Assumption
Exhibit I-1	—	Form of U.S. Tax Compliance Certificate
Exhibit I-2	—	Form of U.S. Tax Compliance Certificate
Exhibit I-3	—	Form of U.S. Tax Compliance Certificate
Exhibit I-4	—	Form of U.S. Tax Compliance Certificate
Schedule 2.1	—	Commitments
Schedule 2.2	—	Existing L/Cs
Schedule 6.3	—	Subsidiaries

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Credit Agreement

This Credit Agreement is entered into as of February 24, 2022, by and among Hub Group, Inc., a Delaware corporation (the “Borrower”), the Material Subsidiaries from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and Bank of Montreal, a Canadian chartered bank acting through its Chicago branch (“BMO”), as Administrative Agent, Sustainability Structuring Agent, Swingline Lender and a L/C Issuer as provided herein, and BMO Harris Bank N.A. and Bank of Montreal, each as an L/C Issuer with respect to Existing L/Cs.

Preliminary Statement

The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

Now, Therefore, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.     Definitions; Interpretation.

Section 1.1.        Definitions. The following terms when used herein shall have the following meanings:

“Acquisition” means any transaction or series of related transactions that result, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, or (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary.

“Acquisition Holiday” has the meaning assigned thereto in Section 8.15(a).

“Adjusted Term SOFR” means, with respect to any tenor, the per annum rate equal to the sum of (i) Term SOFR plus (ii) (x) 0.10% (10 basis points) for an Interest Period of one-month and (y) 0.15% (15 basis points) for an Interest Period of three-months; provided, that if Adjusted Term SOFR determined as provided above shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means BMO, in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 10.6.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Loan Parties or any of their respective Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering, including FCPA.

“Applicable Law” means as to any Person, all applicable constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules and regulations of any Governmental Authority binding upon such Person or to which such a Person is subject.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, L/C Participation Fees, and the commitment fees payable under Section 3.1(a), until the first Pricing Date, the rates per annum shown opposite Level I below, and thereafter from one Pricing Date to the next, the Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Total Net Leverage Ratio for Such Pricing Date	Applicable Margin for Base Rate Loans and Reimbursement Obligations shall be:	Applicable Margin for SOFR Loans and L/C Participation Fees Shall Be:	Applicable Margin for Commitment Fee shall be:
IV	Greater than or equal to 2.50 to 1.00	0.75%	1.75%	0.25%
III	Greater than or equal to 1.75 to 1.00, but less than 2.50 to 1.00	0.50%	1.50%	0.20%
II	Greater than or equal to 1.00 to 1.00, but less than 1.75 to 1.00	0.25%	1.25%	0.15%
I	Less than 1.00 to 1.00	0.00%	1.00%	0.10%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after March 31, 2022 the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.4. The Applicable Margin shall be established based on the Total Net Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered their financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.4, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level IV shall apply). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Notwithstanding the foregoing, if, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Administrative Agent determines that (a) the Total Net Leverage Ratio as calculated on any Pricing Date was inaccurate and (b) a proper calculation of the Total Net Leverage Ratio would have resulted in a higher Applicable Margin for any period, then the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent for the benefit of the Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.

“Application” is defined in Section 2.2(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.2(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.6(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliate (other than through liquidation, administration or other insolvency proceedings).

“Bank Products” means each and any of the following bank products and services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit or charge cards for commercial customers (including “commercial credit cards” and purchasing cards), (b) stored value cards, and (c) depository, cash management, and treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Product Obligations” of the Loan Parties means any and all of their obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Bank Products.

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent for U.S. Dollar loans to borrowers located in the United States, as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the Federal Funds Rate for such day, plus (ii) 1/2 of 1.00%, and (c) Adjusted Term SOFR for a one-month Interest Period in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the prime rate, the quoted federal funds rates or Term SOFR, as applicable, shall be effective from and including the effective date of the change in such rate. If the Base Rate is being used as an alternative rate of interest pursuant to Section 4.3, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above, provided that if Base Rate as determined above shall ever be less than the Floor plus 1.00%, then Base Rate shall be deemed to be the Floor plus 1.00%.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.3(a).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.6.

“Benchmark Replacement” means, either of the following to the extent selected by Administrative Agent in its sole discretion,

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative or not to comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness or non-compliance will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or do not, or as a specified future date will not, comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.6 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.6.

“BMO” is defined in the introductory paragraph of this Agreement.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders hereunder on a single date and, in the case of SOFR Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders hereunder according to their Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 2.5. Borrowings of Swingline Loans are made by the Swingline Lender in accordance with the procedures set forth in Section 2.1(b).

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, as to any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances subject to a first priority perfected security interest in favor of the Administrative Agent or, if the Administrative Agent and each applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing within one (1) year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is fully insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (a) or (d) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System, and (g) investments in money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA and Aaa (or equivalent rating) by at least two Credit Rating Agencies and (iii) have portfolio assets of at least $5,000,000,000.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control Event” means the occurrence of any one or more of the following:

(i)           (a) any Person or group of Persons (within the meaning of Section 13 or 14 of the Exchange Act, but excluding Phillip C. Yeager, the descendants of Phillip C. Yeager (whether natural or adopted), any spouse of any of the foregoing, any estate of any of the foregoing, any trust for the benefit of one or more of the foregoing and any Person, all of the outstanding equity securities of which are owned by any one or more of the foregoing (collectively, the “Yeager Family”) and Senior Management) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the Voting Stock in the Borrower having at least 35% of the ordinary voting power over the Borrower and (b) the Yeager Family and Senior Management, collectively, have beneficial ownership of a lesser percentage of the Voting Stock in the Borrower than such Person or group of Persons; or

  (ii)         during any period of twelve consecutive months beginning after the date of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Borrower (the “Board”) and any new director whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason (other than death) to constitute a majority of the Board.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived.

“Code” means the Internal Revenue Code of 1986.

“Collateral Account” is defined in Section 9.4.

“Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swingline Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof (including Section 2.14). The Borrower and the Lenders acknowledge and agree that the Commitments of the Lenders aggregate $350,000,000 on the Closing Date.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” has the meaning assigned thereto in Section 8.4(h).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Conforming Changes” means with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day”, the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Credit Rating Agency” means a nationally recognized credit rating agency that evaluates the financial condition of issuers of debt instruments and then assigns a rating that reflects its assessment of the issuer’s ability to make debt payments.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which would, with the passage of time or the giving of notice, or both, if it continues uncured, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder, and is financially able to meet such obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer, the Swingline Lender and each Lender.

“Designated Disbursement Account” means the account of the Borrower maintained with the Administrative Agent or its Affiliate and designated in writing to the Administrative Agent as the Borrower’s Designated Disbursement Account (or such other account as the Borrower and the Administrative Agent may otherwise agree).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“EBITDA” means, with reference to any four-fiscal quarter period (the “Test Period”), Net Income for the Test Period plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such Test Period, plus (ii) taxes (including federal, state and local income taxes) of the Hub Group for such Test Period, plus (iii) all amounts properly charged for depreciation and amortization during such Test Period on the books of the Hub Group, plus (iv) adjustments for non-cash stock-based compensation. EBITDA shall be calculated on a pro forma basis to give effect to any Permitted Acquisition consummated at any time on or after the first day of a Test Period thereof as if each such Permitted Acquisition had been effected on the first day of such Test Period, including cash and non-cash adjustments (including transaction fees and expenses). Add-backs to EBITDA may be made (i) without approval of the Administrative Agent or any Lender (a) that (1) are factually supportable and made in accordance with Regulation S-X under the Securities Act of 1933 or (2) represent demonstrable cost-savings and operating expense reductions that relate to Permitted Acquisitions or dispositions of assets or are reasonably anticipated by the Borrower to be achieved in connection with such Permitted Acquisition or disposition within the 12-month period following the consummation thereof, which the Borrower determines in good faith are reasonable and which are so set forth in a certificate of a financial officer of the Borrower delivered to the Administrative Agent, provided that amounts added back pursuant to this subclause (2) shall be permitted only to the extent the aggregate additions under subclauses (1) and (2) for such period do not exceed 10% of the amount which could have been included in EBITDA in the absence of the adjustment under this clause (a); (b) for non-cash charges (except to the extent such non-cash charges are reserved for cash charges to be taken in the future); and (c) for cash charges for transaction fees, costs and expenses relating to the closing of this Agreement, Permitted Acquisitions, and dispositions of Property permitted by Section 8.8(b); and (ii) for other add backs to be agreed upon; provided that the Administrative Agent shall have approval rights over any EBITDA adjustments set forth in the foregoing clause (ii) that account for not more than 10% of EBITDA at any time (with Required Lenders having approval rights over any such EBITDA adjustments accounting for more than 10% of EBITDA at any time).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.2(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.2(b)(iii)).

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, investigative, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Applicable Law pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management, protection or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, investigation, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, costs of compliance, penalties or indemnities), of any Loan Party or any Subsidiary of a Loan Party directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other legally enforceable consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ESG” has the meaning assigned thereto in Section 4.8.

“ESG Amendment” has the meaning assigned thereto in Section 4.8.

“ESG Pricing Provisions” has the meaning assigned thereto in Section 4.8.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any event or condition identified as such in Section 9.1.

“Exchange Act” means the Securities and Exchange Act of 1934.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty Agreement of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty Agreement thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty Agreement of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty Agreement or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.11) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.1 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(g), and (d) any withholding Taxes imposed under FATCA.

“Existing L/Cs” means the letters of credit issued prior to and outstanding on the Closing Date, as described on Schedule 2.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement among Governmental Authorities entered into pursuant to the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, or any treaty or convention among Governmental Authorities and implementing the foregoing.

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§17dd1, et seq.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided that in no event shall the Federal Funds Rate be less than 0.00%.

“Floor” means the rate per annum of interest equal to 0.00%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Partnership” means any partnership that is formed under the laws of any jurisdiction other than the United States of America or any State thereof.

“Foreign Subsidiary” means each Subsidiary which is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantied Liabilities” is defined in Section 12.1.

“Guarantor” and “Guarantors” are each defined in Section 12.1 hereof.

“Guaranty Agreements” means and includes the Guarantee of the Loan Parties provided for in Section 12 (including by delivery of an Additional Guarantor Supplement in the form attached hereto as Exhibit G or such other form reasonably acceptable to the Administrative Agent), and any other guaranty agreement executed and delivered in order to guarantee the Guarantied Liabilities or any part thereof in form and substance reasonably acceptable to the Administrative Agent.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or its Subsidiaries shall be a Hedging Agreement.

“Hedging Liability” means the liability of any Loan Party to any of the Lenders, or any Affiliates of such Lenders in respect of any Hedging Agreement of the type permitted under Section 8.5(g) as such Loan Party may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor); provided, however, that, with respect to any Guarantor, Hedging Liability Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.

“Hub Chicago” means Hub City Terminals, Inc.

“Hub Group” means the Borrower and the Subsidiaries, collectively, and, also, each individually. The phrase “any member of the Hub Group” and derivatives thereof appearing in the Loan Documents shall be deemed a reference to any or all of the Persons comprising the Hub Group (as applicable), and without limiting the generality of the foregoing, the term “Hub Group” as used in the Loan Documents shall be deemed a reference to any one or more of such Persons whether or not such phrase or any derivative thereof is used in conjunction with such term.

“Hub Trucking” means Hub Group Trucking, Inc., a Delaware corporation.

“Increase” is defined in Section 2.14.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), including any earnout obligation or similar deferred or contingent purchase price obligation of such Person incurred or created in connection with a Permitted Acquisition that is a liability of the balance sheet of such Person in accordance with GAAP, (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person and (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Coverage Ratio” means, as of any date the same is to be determined, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters of the Borrower ending on such date, or, if none so ended, most recently completed prior to such date to (b) cash Interest Expense for the same four fiscal quarter period.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Hub Group for such period determined in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any SOFR Loan, the last day of each Interest Period with respect to such SOFR Loan and on the maturity date, (b) with respect to any Base Rate Loan (other than Swingline Loans), the last day of every calendar quarter and on the maturity date, and (c) as to any Swingline Loan, (i) bearing interest by reference to the Base Rate, the last day of every calendar month, and on the maturity date and (ii) bearing interest by reference to the Swingline Lender’s Quoted Rate, the last day of the Interest Period with respect to such Swingline Loan, and on the maturity date.

“Interest Period” means the period commencing on the date a Borrowing of SOFR Loans or Swingline Loans (bearing interest at the Swingline Lender’s Quoted Rate) is advanced, continued, or created by conversion and ending (a) in the case of SOFR Loans, one (1) or three (3), months thereafter and (b) in the case of Swingline Loans bearing interest at the Swingline Lender’s Quoted Rate, on the date one (1) to five (5) Business Days thereafter as mutually agreed by the applicable Borrower and the Swingline Lender; provided, however, that:

 (i)           no Interest Period shall extend beyond the final maturity date of the relevant Loans;

 (ii)          whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of SOFR Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day;

 (iii)         for purposes of determining an Interest Period for a Borrowing of SOFR Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end; and

 (iv)         no tenor that has been removed from this definition pursuant to Section 4.6 below shall be available for specification in such Notice of Borrowing or Notice of Continuation/Conversion.

“IRS” means the United States Internal Revenue Service.

“KPI” has the meaning assigned thereto in Section 4.8.

“L/C Issuer” means (i) BMO, in its capacity as the issuer of Letters of Credit hereunder, together with its successors in such capacity as provided in Section 2.2(h), (ii) solely with respect to the Existing L/Cs, BMO Harris Bank N.A. and Bank of Montreal, as applicable and (iii) each other Lender (if any) as the Borrower may from time to time select as an L/C Issuer hereunder; provided that such Lender has agreed in writing to be an L/C Issuer.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Participation Fee” is defined in Section 3.1(b).

“L/C Sublimit” means $75,000,000, as reduced or otherwise amended pursuant to the terms hereof.

“Lenders” means and includes BMO and the other Persons listed on Schedule 2.1 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context requires otherwise, the term “Lenders” includes the Swingline Lender.

“Lending Office” is defined in Section 4.7.

“Letter of Credit” is defined in Section 2.2(a).

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan or Swingline Loan, whether outstanding as a Base Rate Loan or SOFR Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Guaranty Agreements, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Loan Party” means each of the Borrower and each of the Guarantors.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or condition (financial or otherwise) of the Borrower or of the Hub Group taken as a whole or (b) a material adverse effect upon the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Subsidiary” means any Subsidiary which has revenues, as of the fiscal year of the Borrower most recently ended, equal to or greater than 5% of the revenues of the Hub Group taken as a whole (without giving effect to intercompany transactions) in such fiscal year; provided that the aggregate revenues of all Subsidiaries which are not Material Subsidiaries in any fiscal year shall not exceed 20% of the aggregate revenues of the Hub Group taken as a whole (without giving effect to intercompany transactions) in such fiscal year. The Borrower shall redesignate any non-Material Subsidiary as a Material Subsidiary by written notice to the Administrative Agent delivered not later than the date of delivery of the Borrower’s audited financial statements pursuant to Section 8.4(b) hereof for any fiscal year which would demonstrate that one or more non-Material Subsidiaries must be redesignated as Material Subsidiaries in order to comply with the requirements set forth in the preceding sentence. The Borrower may at any time remove any Subsidiary’s designation as a Material Subsidiary, if after giving effect to such removal (x) the revenues of such Subsidiary as of the fiscal year of the Borrower most recently ended did not exceed 5% of the revenues of the Hub Group taken as a whole (without giving effect to intercompany transactions) in such fiscal year, and (y) the Borrower is not then obligated to designate one or more Subsidiaries as “Material Subsidiaries” under the terms of the immediately preceding sentence.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 100% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the applicable L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a member of the Controlled Group makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, with reference to any period, the net income (or net loss) of the Hub Group for such period as computed on a consolidated basis in accordance with GAAP.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 13.3 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” and “Notes” are each defined in Section 2.9.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or other Loan Party arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired; provided, however, that, with respect to any Guarantor, Obligations guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.

“OFAC” means the United States Department of the Treasury Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 8.16(c).

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including the Bank Secrecy Act, anti-money laundering laws (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulations or orders adopted by any State within the United States.

“OFAC SDN List” means the list of Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.11).

“Participant” has the meaning assigned to such term in clause (d) of Section 13.2.

“Participant Register” has the meaning specified in clause (d) of Section 13.2.

“Participating Interest” is defined in Section 2.2(e).

“Participating Lender” is defined in Section 2.2(e).

“Payment Default” means any default which continues beyond any grace period expressed in any Loan Document as applicable thereto, in the payment when due of (a) all or any part of the principal of or interest on the Loans (whether at the stated maturity therefor at any other time provided for in this Agreement), or (b) any Reimbursement Obligation, or (c) any fee or other Obligation payable hereunder or under any other Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, for each Lender, the percentage of the total Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated or expired, the percentage of the total Revolving Credit Exposure then outstanding held by such Lender.

“Permitted Acquisition” means any Acquisition by any member of the Hub Group which satisfies each of the following requirements: (i) after giving effect to the Acquisition, no Default or Event of Default has occurred and is continuing; (ii) the Borrower shall have delivered to the Administrative Agent a Compliance Certificate reasonably acceptable to the Administrative Agent evidencing that Borrower’s compliance with the Total Net Leverage Ratio, calculated on a pro forma basis after giving effect to the Acquisition, which compliance shall be by more than 0.25:1.00 of the then prevailing covenant level (after giving effect to any Acquisition Holiday); and (iii) in the case of the Acquisition of any Person, the board of directors (or equivalent governing body) of the Person being acquired shall have approved such Acquisition.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan other than a Multiemployer Plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is maintained by a member of the Controlled Group for employees of a member of the Controlled Group.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) any L/C Issuer, as applicable.

“Reimbursement Obligation” is defined in Section 2.2(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing into the indoor or outdoor environment, including the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. To the extent provided in the last paragraph of Section 13.3, the Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time. For purposes of this definition, a Lender, together with its Approved Funds and Affiliates, shall constitute one and the same Lender; provided, in no event shall the Required Lenders include fewer than two (2) unaffiliated Lenders at any time when there are two (2) or more unaffiliated Lenders.

“Rescindable Amount” is defined in Section 5.1(b).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person means any executive officer or financial officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement whose signature and incumbency shall have been certified to the Administrative Agent on or after the Closing Date pursuant to an incumbency certificate of the type contemplated by Section 7.2.

“Restricted Payment” is defined in Section 8.9 hereof.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Facility” means the credit facility for making Revolving Loans and Swingline Loans and issuing Letters of Credit described in Sections 2.1 and 2.2.

“Revolving Loan” is defined in Section 2.1 and, as so defined, includes a Base Rate Loan or a SOFR Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 2.9.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“Sanctions” means any trade, economic or financial sanction administered or enforced by the United States Government (including OFAC Sanctions Programs), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the federal Securities and Exchange Commission, and any successor thereto.

“Senior Management” shall mean the chief executive officer, president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any executive vice president, any vice president of the Borrower in charge of a principal business unit, division or function (such as sales, administration or finance) and any other officer who performs a policy-making function for the Borrower.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan bearing interest based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate.”

“Subsidiary” means any corporation or other Person more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by the Borrower, by one or more of its Subsidiaries, or by the Borrower and one or more of its Subsidiaries.

“Sustainability Structuring Agent” means Bank of Montreal, acting in its capacity as sustainability structuring agent.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Note” is defined in Section 2.9.

“Swingline” means the credit facility for making one or more Swingline Loans described in Section 2.1(b).

“Swingline Lender” means BMO, in its capacity as the Lender of Swingline Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 10.8 or 13.2.

“Swingline Lender’s Quoted Rate” is defined in Section 2.1(b)(ii).

“Swingline Loan” and “Swingline Loans” each is defined in Section 2.1(b).

“Swingline Sublimit” means $15,000,000, as reduced pursuant to the terms hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means February 24, 2027, or such earlier date on which the Commitments are terminated in whole pursuant to Section 2.10, 9.2 or 9.3.

“Term SOFR” means, for the applicable tenor, the Term SOFR Reference Rate on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (a) in the case of SOFR Loans, the first day of such applicable Interest Period, or (b) with respect to Base Rate, such day of determination of the Base Rate, in each case as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness of the Hub Group at such time, plus (without duplication) all Indebtedness of any other Person which is directly or indirectly guaranteed by any member of the Hub Group or which any member of the Hub Group has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which any member of the Hub Group has otherwise assured a creditor against loss (but in no event will include operating leases). In any determination of Total Funded Debt, in the event the holder’s right of recovery on any guaranty or similar obligation owed to such holder is limited in writing, the holder’s right of recovery on, the Total Funded Debt attributable to such guaranty or other instrument shall be the on-balance sheet portion of the amount to which liability thereon has been so limited.

“Total Net Leverage Ratio” means, as of any date the same is to be determined, the ratio of (a) Total Funded Debt as of such date, minus up to $100,000,000 in Unrestricted Cash and Cash Equivalents of the Hub Group to (b) EBITDA for the four consecutive fiscal quarters of the Borrower ending on such date or, if none so ended, most recently completed prior to such date.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits based on the actuarial assumptions used by such Plan for annual funding purposes, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unrestricted Cash and Cash Equivalents” means all cash and Cash Equivalents on the balance sheet of the Borrower which is not subject to any Lien (except customary set-off rights of any depository bank or securities intermediary the holder or administrators such investments), provided, that, there shall be excluded therefrom the amount of any trustee-held funds, litigation reserves or other self-insurance or captive insurance funds or any other funds that are set aside or reserved in a manner so as to restrict the funds so that they are not available to pay debt service on the Obligations.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in subsection (g) of Section 4.1.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-Owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-Owned Subsidiaries within the meaning of this definition.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2.         Interpretation; Changes in Accounting Principles. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement; provided, however, that if any change in GAAP would affect (or would result in a change in the method of calculation of) any of the covenants set forth in Section 8 or any definition related thereto, then the Borrower and the Administrative Agent will negotiate in good faith to amend in accordance with the terms of this Agreement all such covenants and definitions as would be affected by such change in GAAP to the extent necessary to maintain the economic terms of such covenants as in effect under this Agreement immediately prior to giving effect to such changes in GAAP; provided, further, however, that until the amendment of such covenants and definitions shall have been agreed upon by the Borrower and the Administrative Agent, the covenants and definitions in effect immediately prior to such amendment shall remain in effect and any determination of compliance with any such covenant shall be construed in accordance with GAAP as in effect immediately prior to such change in GAAP and consistently applied. All financial and negative covenants that include a measurement of Indebtedness shall be calculated without giving effect to any change to, or modification of, GAAP after that date hereof which require operating leases to be recognized or included on balance sheet. In computing financial ratios and other financial calculations of the Hub Group required to be submitted pursuant to this Agreement, all Indebtedness shall be calculated at par value irrespective of whether any member of the Hub Group has elected the fair value option pursuant to FASB Interpretation No. 159 – The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115 (February 2007).

Section 1.3.         Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.4.         Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 2.      The Facilities.

Section 2.1.        Revolving Facility

 (a)      Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually, a “Revolving Loan,” and collectively for all the Lenders, the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Termination Date. The sum of the aggregate principal amount of Revolving Loans, Swingline Loans, and L/C Obligations at any time outstanding shall not exceed the Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Percentages. As provided in Section 2.5(a), the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or SOFR Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Termination Date, subject to the terms and conditions hereof.

 (b)      Swingline Loans. (i)  Generally. Subject to the terms and conditions hereof, as part of the Revolving Facility, the Swingline Lender will make loans in U.S. Dollars to the Borrower under the Swingline (individually, a “Swingline Loan” and collectively, the “Swingline Loans”) which shall not in the aggregate at any time outstanding exceed the Swingline Sublimit; provided, that the Swingline Lender shall not be required to make a Swingline Loan to the extent it would cause the sum of the (x) aggregate outstanding principal amount of Swingline Loans plus (y) such Lender’s pro rata share of the outstanding principal amount of Revolving Loans plus (z) such Lender’s pro rata share of the outstanding L/C Obligations to exceed such Lender’s Commitment. Swingline Loans may be availed of from time to time by the Borrower, and borrowings thereunder may be repaid and used again during the period ending on the Termination Date. Each Swingline Loan shall be in a minimum amount of $500,000 or such greater amount which is an integral multiple of $100,000. Each Swingline Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (x) the rate per annum for Base Rate Loans as from time to time in effect or (y) the Swingline Lender’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swingline Loan shall be due and payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

 (ii)      Requests for Swingline Loans. The Borrower shall give the Administrative Agent prior notice (which may be written or oral) no later than 12:00 Noon (Chicago time) on the date upon which the Borrower requests that any Swingline Loan be made, of the amount and date of such Swingline Loan, and, if applicable, the Interest Period requested therefor. The Administrative Agent shall promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender may in its discretion quote an interest rate to the Borrower at which the Swingline Lender would be willing to make such Swingline Loan available to the Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Swingline Lender’s Quoted Rate”). The Borrower acknowledge and agree that any such interest rate quote will be given for immediate and irrevocable acceptance. If the Borrower does not so immediately accept the Swingline Lender’s Quoted Rate for the full amount requested by the Borrower for such Swingline Loan, the Swingline Lender’s Quoted Rate shall be deemed immediately withdrawn. If the Swingline Lender’s Quoted Rate is not accepted or otherwise does not apply, such Swingline Loan shall bear interest at the rate per annum for Base Rate Loans as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of each Swingline Loan extended to the Borrower shall be deposited or otherwise wire transferred to the Borrower’s Designated Disbursement Account or as the Borrower, the Administrative Agent, and the Swingline Lender may otherwise agree. Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swingline Lender to make Swingline Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swingline Lender shall be entitled to assume that the conditions precedent to an advance of any Swingline Loan have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders).

 (iii)     Refunding Swingline Loans. In its sole and absolute discretion, the Swingline Lender may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to act on its behalf for such purpose) and with notice to the Borrower and the Administrative Agent, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Percentage of the amount of the Swingline Loans outstanding on the date such notice is given (which Loans shall thereafter bear interest as provided for in Section 2.3(a)). Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent for the account of the Swingline Lender, in immediately available funds, at the Administrative Agent’s office in Chicago, Illinois (or such other location designated by the Administrative Agent), before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The Administrative Agent shall promptly remit the proceeds of such Borrowing to the Swingline Lender to repay the outstanding Swingline Loans.

 (iv)     Participation in Swingline Loans. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swingline Lender pursuant to Section 2.1(b)(iii) above (because an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Swingline Lender, purchase from the Swingline Lender an undivided participating interest in the outstanding Swingline Loans in an amount equal to its Percentage of the aggregate principal amount of Swingline Loans that were to have been repaid with such Revolving Loans. From and after the date of any such purchase, the parties hereto hereby acknowledge and agree that such Swingline Loans shall thereafter bear interest as Base Rate Loans as provided for in Section 2.1(b)(i)(x) above). Each Lender that so purchases a participation in a Swingline Loan shall thereafter be entitled to receive its Percentage of each payment of principal received on the Swingline Loan and of interest received thereon accruing from the date such Lender funded to the Swingline Lender its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender, or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or by any reduction or termination of the Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding, or reduction whatsoever.

Section 2.2.        Letters of Credit

(a)      General Terms. Subject to the terms and conditions hereof, as part of the Revolving Facility, the L/C Issuer shall issue standby and commercial letters of credit (each, a “Letter of Credit”) for the account of the Borrower in an aggregate undrawn face amount of up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Percentage of the amount of each drawing thereunder and, accordingly, Letters of Credit shall constitute usage of the Commitment of each Lender pro rata in an amount equal to its Percentage of the L/C Obligations then outstanding. Notwithstanding anything herein to the contrary, effective as of the Closing Date, the Existing L/Cs (all of the Existing L/Cs are listed and described in Schedule 2.2 hereto) issued by Bank of Montreal or BMO Harris Bank N.A., as applicable, and the Applications provided in connection therewith shall each constitute a “Letter of Credit” and an “Application”, as applicable, hereunder for all purposes of the Agreement to the same extent, and with the same force and effect, as if such Existing L/Cs had been issued at the request of the Borrower hereunder. All references to “L/C Issuer” shall be deemed to be references to Bank of Montreal and/or BMO Harris Bank N.A., as applicable, with respect to Existing L/Cs.

(b)      Applications. At any time before the Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form reasonably satisfactory to the L/C Issuer, with expiration dates no later than 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal), in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”); provided, however, that if the expiration date of any Letter of Credit issued hereunder extends past the Termination Date, the Borrower hereby agrees to cause Cash Collateral to be posted with the Administrative Agent on or before the date thirty (30) days prior to the Termination Date as then in effect (provided that if the request for such Letter of Credit is made within the thirty (30) day period prior to the Termination Date, the Borrower hereby agrees to cause Cash Collateral to be posted with the Administrative Agent as a condition to the issuance of the requested Letter of Credit), in an amount equal to 105% of the face amount of such Letter of Credit (which shall be held by the Administrative Agent pursuant to the terms of Section 9.4). The Borrower, the Administrative Agent and the Lenders acknowledge and agree that the L/C Issuer may agree to extend or renew a Letter of Credit issued under this Agreement after the Termination Date. In consideration of any such extension or renewal, Borrower agree that all Cash Collateral posted with respect to any such Letter of Credit issued under this Agreement shall continue to be pledged to, and subject to the security interest of, the Administrative Agent, for the benefit of the L/C Issuer, after the Termination Date as collateral security for any Reimbursement Obligations related to such Letter of Credit and any extension or renewal thereof. The Borrower agrees that if on the Termination Date any Letters of Credit which have not previously been Cash Collateralized remain outstanding or have not been returned to the L/C Issuer for cancellation or otherwise cancelled, the Borrower shall then deliver to the Administrative Agent, without notice or demand, Cash Collateral in an amount equal to 105% of the aggregate amount of each such Letter of Credit (which shall be held by the Administrative Agent pursuant to the terms of Section 9.4). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 3.1, (ii) except as otherwise provided herein or in Sections 2.7, 2.12 or 2.13, unless an Event of Default exists, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, except as otherwise provided for in Section 2.5(c), the Borrower’s obligations to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed), and (iv) the L/C Issuer will promptly notify the Borrower of the presentment to the L/C Issuer of any demand for payment by the L/C Issuer under any Letter of Credit, together with notice of the amount of such payment and the date such payment shall be made. If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended, unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Administrative Agent or the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after the Termination Date, (ii) the Commitments have been terminated, or (iii) an Event of Default exists and either the Administrative Agent or the Required Lenders (with notice to the Administrative Agent) have given the L/C Issuer instructions to not permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 and the other terms of this Section.

(c)      The Reimbursement Obligations. Subject to Section 2.2(b), the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 Noon (Chicago time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 10:00 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 10:00 a.m. (Chicago time) on the date when such drawing is to be paid, by no later than 12:00 Noon (Chicago time) on the following Business Day, in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois, or such other office as the Administrative Agent may designate in writing to the Borrower (and the Administrative Agent shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds); provided, that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1 or 2.5 that such payment be financed with a Borrowing of Revolving Loans or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Revolving Loans or Swingline Loan. If the Borrower do not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 2.2(e) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.2(e) below.

(d)      Obligations Absolute. The Borrower’s obligations to reimburse L/C Obligations shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and each other Loan Party to the extent permitted by Applicable Law) suffered by the Borrower or any Loan Party that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the L/C Issuer (as determined by a court of competent jurisdiction by final and nonappealable judgment), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e)      The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 2.2(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Percentage thereof as a Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or by any reduction or termination of any Commitment of any Lender, and each payment by a Participating Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)       Indemnification. The Participating Lenders shall, to the extent of their respective Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this subsection (f) and all other parts of this Section shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(g)      Manner of Requesting a Letter of Credit. The Borrower shall provide at least five (5) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form reasonably acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement, to the extent then payable. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

(h)      Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer, and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

Section 2.3.        Applicable Interest Rates

(a)      Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest computed on the basis of a year of 365 or 366 days, as the case may be (360 days, in the case of clause (c) of the definition of Base Rate relating to the Adjusted Term SOFR), and the actual days elapsed on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a SOFR Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(b)      SOFR Loans. Each SOFR Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted Term SOFR applicable to such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c)      Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.4.        Minimum Borrowing Amounts; Maximum SOFR Loans. Each Borrowing of Base Rate Loans advanced hereunder shall be in an amount not less than $500,000 (or such greater amount which is an integral multiple of $100,000). Each Borrowing of SOFR Loans advanced, continued or converted hereunder shall be in an amount equal to $500,000 or such greater amount which is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than eight (8) Borrowings of SOFR Loans outstanding hereunder at any one time.

Section 2.5.        Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a)      Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 10:00 a.m. (Chicago time): (i) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of SOFR Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 2.4, a portion thereof, as follows: (i) if such Borrowing is of SOFR Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as SOFR Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into SOFR Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form reasonably acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of SOFR Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into SOFR Loans must be given by no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of SOFR Loans, the Interest Period applicable thereto. Upon notice to the Borrower by the Administrative Agent or the Required Lenders (or, in the case of an Event of Default under Section 9.1(j) or 9.1(k) with respect to the Borrower, without notice), no Borrowing of SOFR Loans shall be advanced, continued, or created by conversion if any Default then exists. The Borrower agree that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any Person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b)      Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 2.5(a) above and the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(c)      Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 2.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of SOFR Loans prior to the last day of its then current Interest Period within the period required by Section 2.5(a) and such Borrowing is not prepaid in accordance with Section 2.7(a), such Borrowing shall automatically be converted to a Base Rate Loan. In the event the Borrower fails to give notice pursuant to Section 2.5(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Facility (or, at the option of the Swingline Lender, under the Swingline) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d)      Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location as the Administrative Agent shall designate). The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Chicago, Illinois (or at such other location as the Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of the Borrower’s Designated Disbursement Account or as the Borrower and the Administrative Agent may otherwise agree.

(e)      Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 4.5 so that the Borrower will have no liability under such Section with respect to such payment. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.6.        Maturity of Loans. Each Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Termination Date.

Section 2.7.        Prepayments.

(a)      Optional. The Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $500,000 and (ii) if such Borrowing is of SOFR Loans, in an amount not less than $500,000), without premium or penalty, but subject to amounts, if any, due to the Lenders under Section 4.5, (x) upon not less than three (3) Business Days’ prior written notice by the Borrower to the Administrative Agent in the case of any prepayment of a Borrowing of SOFR Loans and (y) upon notice by the Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment in the case of a Borrowing of Base Rate Loans (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any SOFR Loans or Swingline Loans, accrued interest thereon to the date fixed for prepayment plus any amounts, if any, due the Lenders under Section 4.5.

(b)      Mandatory. The Borrower shall, on each date the Commitments are reduced pursuant to Section 2.10, prepay the Swingline Loans, Revolving Loans, and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Swingline Loans, Revolving Loans, and L/C Obligations then outstanding to the amount to which the Commitments have been so reduced. Unless the Borrower otherwise directs, prepayments of Loans under this Section 2.7(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of SOFR Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.7(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any SOFR Loans or Swingline Loans, accrued interest thereon to the date of prepayment together with any amounts due, if any, to the Lenders under Section 4.5. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4.

(c)      Borrowings. Any amount of Swingline Loans and Revolving Loans paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 2.8.        Default Rate.  Notwithstanding anything to the contrary contained herein, while any Payment Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, letter of credit fees and other amounts at a rate per annum equal to:

(a)      for any Base Rate Loan or any Swingline Loan bearing interest based on the Base Rate, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b)      for any SOFR Loan or any Swingline Loan bearing interest at the Swingline Lender’s Quoted Rate, the sum of 2.0% plus the rate of interest in effect thereon at the time of such Payment Default or acceleration until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c)      for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 2.2 with respect to such Reimbursement Obligation;

(d)      for the undrawn amount of any Letter of Credit, the sum of 2.0% plus the L/C Participation Fee due under Section 3.1(b) with respect to such Letter of Credit; and

(e)      for any other amount owing hereunder not covered by clauses (a) through (d) above, the sum of 2% plus the Applicable Margin plus the Base Rate from time to time in effect;

provided, however, that in the absence of acceleration pursuant to Section 9.2 or 9.3, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower (which election may be retroactively effective to the date of such Payment Default). While any Payment Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 2.9.        Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)      The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)      The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)      Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), or D-2 (in the case of its Swingline Loans and referred to herein as a “Swing Note”), as applicable (the Revolving Notes and Swing Notes being hereinafter referred to collectively as the “Notes” and individually as, a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the relevant Commitment or Swingline Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.2) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.2, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.10.      Commitment Terminations.  The Borrower shall have the right at any time and from time to time, upon three (3) Business Days’ prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Percentages, provided that the Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Swingline Loans, Revolving Loans, and L/C Obligations then outstanding. Any termination of the Commitments below the L/C Sublimit or the Swingline Sublimit then in effect shall reduce the L/C Sublimit and Swingline Sublimit, as applicable, by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Commitments.

Section 2.11.      Replacement of Lenders.  If any Lender requests compensation under Section 4.4, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.7, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.2), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.1 or Section 4.4) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

 (i)           the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.2;

 (ii)          such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.5 as if the Loans owing to it were prepaid rather than assigned) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

 (iii)         in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter;

 (iv)        such assignment does not conflict with Applicable Law; and

 (v)         in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Lender that requests compensation under Section 4.4, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 4.1, or as a Non-Consenting Lender or Defaulting Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effect such assignment in accordance with Section 13.2. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 13.2 on behalf of such Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 13.2.

Section 2.12.      Defaulting Lenders.

(a)      Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

 (i)           Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

 (ii)          Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.6 hereto shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swingline Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.13; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.13; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with their Percentages of the relevant Commitments without giving effect to Section 2.12(a)(iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

 (iii)         Certain Fees.

(A)      No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)      Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.13.

(C)      With respect to any L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

 (iv)         Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Loans and interests in L/C Obligations and Swingline Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 13.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

 (v)          Cash Collateral; Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.13.

(b)     Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Percentages (without giving effect to Section 2.12(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)      New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.13.      Cash Collateral for Fronting Exposure. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.12(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)      Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the L/C Issuers, and agree to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)      Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.13 or Section 2.12 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)      Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.13 following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and each L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.12, the Person providing Cash Collateral and each L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 2.14.      Increase in Commitments. The Borrower may, on any Business Day after the Closing Date but prior to the Termination Date (without the consent of the Administrative Agent or any Lender), increase the aggregate amount of the Commitments by delivering an Increase Request substantially in the form attached hereto as Exhibit E (or in such other form reasonably acceptable to the Administrative Agent) to the Administrative Agent at least five (5) Business Days prior to the desired effective date of such increase (each, an “Increase”) identifying an additional Lender (or additional Commitment for an existing Lender) and the amount of its Commitment (or additional amount of its Commitment); provided, however, that:

(a)      the aggregate amount of all such Increases shall not exceed $300,000,000 and any such Increase shall be in an amount not less than $10,000,000 (or such lesser amount then agreed to by the Administrative Agent);

(b)      no Default or Event of Default shall have occurred and be continuing at the time of the request or the effective date of the Increase;

(c)      the Administrative Agent shall have received a Compliance Certificate reasonably acceptable to the Administrative Agent evidencing pro forma compliance with the financial covenants set forth in Section 8.15 after giving effect to such Increase; and

(d)      each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects on the effective date of such Increase (where not already qualified by materiality, otherwise in all respects), except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such earlier date.

The effective date of the Increase shall be agreed upon by the Borrower and the Administrative Agent. Upon the effectiveness thereof, Schedule 2.1 shall be deemed amended to reflect the Increase and the new Lender (or, if applicable, existing Lender) shall advance Loans in an amount sufficient such that after giving effect to its Loans, each Lender shall have outstanding its Percentage of all Loans outstanding under the Commitments. It shall be a condition to such effectiveness that if any SOFR Loans are outstanding on the date of such effectiveness, such SOFR Loans shall be deemed to be prepaid on such date and the Borrower shall pay any amounts owing to the Lenders pursuant to Section 4.5. The Borrower agrees to pay the reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including reasonable and documented attorneys' fees) relating to any Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Commitment and no Lender’s Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Commitment.

Section 3.      Fees.

Section 3.1.        Fees.

(a)      Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) times the daily amount by which the aggregate Commitments exceeds the principal amount of Revolving Loans and L/C Obligations then outstanding. For the avoidance of doubt, the principal amount of Swingline Loans shall not be counted towards or considered usage of the Commitments for purposes of this Section. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the Closing Date) and on the Termination Date, unless the Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b)      Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.2, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Percentages, a letter of credit fee (the “L/C Participation Fee”) at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average amount available for drawing under all Letters of Credit outstanding during such quarter; provided, however, that with respect to the Existing L/Cs existing on the Closing Date, the first such calculation of such fees shall be on the daily average amount available for drawing under all Existing L/Cs during the period from the Closing Date through the end of such calendar quarter. In addition, the Borrower shall pay to the L/C Issuer, for its own account, the L/C Issuer’s customary documentary and processing charges in connection with the issuance, amendment, cancellation, negotiation, drawing under or transfer of any Letter of Credit.

(c)      Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to among the Administrative Agent and the Borrower in a fee letter dated January 18, 2022, or as otherwise agreed to in writing between them.

Section 4.      Taxes; Change in Circumstances, Increased Costs, and Funding Indemnity.

Section 4.1.        Taxes.

(a)      Certain Defined Terms. For purposes of this Section, the term “Lender” includes any L/C Issuer and the term “Applicable Law” includes FATCA.

(b)      Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding in respect of such Indemnified Tax been made.

(c)      Payment of Other Taxes by the Borrower. Without duplicating any amounts payable pursuant to Section 4.1(b), the Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)      Indemnification by the Borrower. Without duplicating any amounts payable pursuant to Section 4.1(b) or Section 4.1(c), the Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)      Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.2(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).

(f)      Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)      Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)      Without limiting the generality of the foregoing,

(A)     any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)      in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of applicable IRS Forms W-8 (i.e., IRS Form W-8BEN or IRS Form W-8BEN-E) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, applicable IRS Forms W-8 (i.e., IRS Form W-8BEN or IRS Form W-8BEN-E) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)      executed copies of IRS Form W-8ECI;

(iii)     in the case of a Foreign Lender or a foreign Participant claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 or Exhibit I-2, as applicable, to the effect that such Foreign Lender or foreign Participant is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of applicable IRS Forms W-8 (i.e. IRS Form W-8BEN or IRS Form W-8BEN-E); or

(iv)     to the extent a Foreign Lender or a foreign Participant is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by applicable IRS Forms W-8 (i.e. IRS From W-8BEN or IRS Form W-8BEN-E), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-3 or Exhibit I-4 (as applicable), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender or foreign Participant is a partnership and one or more direct or indirect partners of such Foreign Lender or foreign Participant are claiming the portfolio interest exemption, such Foreign Lender or foreign Participant may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-3 or Exhibit I-4 on behalf of each such direct and indirect partner;

(C)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)      if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

           Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iii)          If the Administrative Agent is a U.S. Person, then it shall, on or prior to the Closing Date (or, in the case of a successor Administrative Agent, on or before the date on which it becomes Administrative Agent, co-agent or sub-agent hereunder), provide the Borrower with a properly completed and duly executed copy of IRS Form W-9 confirming that the Administrative Agent is exempt from U.S. federal backup withholding. If the Administrative Agent is not a U.S. Person, then it shall, on or prior to the Closing Date (or, in the case of a successor Administrative Agent, on or before the date on which it becomes the Administrative Agent, co-agent or sub-agent hereunder), provide the Borrower with, (A) with respect to payments made to the Administrative Agent for its own account, a properly completed and duly executed IRS Form W-8ECI (or other applicable IRS Form W-8), and (B) with respect to payments made to the Administrative Agent on behalf of any Lender, two properly completed and executed copies of IRS Form W-8IMY (or any successor form) certifying that the Administrative Agent is either (1) a “qualified intermediary” which has assumed primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility, or (2) a U.S. branch providing such form as evidence of its agreement with the Borrower to be treated as a “U.S. person” for U.S. federal withholding Tax purposes (as contemplated by Section 1.1441-1(b)(2)(iv)(A) of the United States Treasury Regulations) and that the payments it receives for the account of such Lender are not effectively connected with the conduct of its trade or business in the United States. If any form or certification the Administrative Agent previously delivered expires or becomes obsolete or inaccurate in any respect, it will update such form or certification.

(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

                  (i)            Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 4.2.         Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Lender in good faith determines that any Change in Law makes it unlawful for such Lender to make or continue to maintain any SOFR Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower (which notice shall specify the extent of such unlawfulness (e.g., whether such unlawfulness applies to SOFR Loans generally or only to Interest Periods of a particular duration)) and after the giving of such notice (i) such Lender’s obligations to make or maintain SOFR Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain SOFR Loans and (ii) each outstanding SOFR Loan of such Lender shall, on the last day of the Interest Period therefor (unless such Loan may be continued as a SOFR Loan for the full duration of any requested new Interest Period without being unlawful) or on such earlier date as such Lender shall specify is necessary pursuant to the applicable Change in Law, convert to a Base Rate Loan, which shall be determined without reference to clause (c) of the definition of “Base Rate”.

Section 4.3.        Inability to Determine Rates. If on or prior to the first day of any Interest Period for any Borrowing of SOFR Loans:

(a)          the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)          the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make or continue SOFR Loans shall be suspended (to the extent of the affected SOFR Loans and, in the case of a SOFR Loan, the affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans and, in the case of a SOFR Loan, the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans immediately or, in the case of a SOFR Loans, at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay any additional amounts required pursuant to Section 4.5.

Section 4.4.        Increased Costs.

(a)      Increased Costs Generally. If any Change in Law shall:

(i)      impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii)     subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or any L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender in accordance with clause (c) below, L/C Issuer or other Recipient, the Borrower will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)      Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any lending office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c)      Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, shall be prima facie evidence of such amount if reasonably determined. The Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d)      Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than four (4) months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the four-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.5.        Funding Indemnity. If any Lender shall incur any actual loss (other than lost profits), cost or expense by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any SOFR Loan or Swingline Loan bearing interest at the Swingline Lender’s Quoted Rate or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a)         any payment, prepayment or conversion of a SOFR Loan or such Swingline Loan on a date other than the last day of its Interest Period,

(b)         any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a SOFR Loan or such Swingline Loan, or to convert a Base Rate Loan into a SOFR Loan or such Swingline Loan on the date specified in a notice given pursuant to Section 2.5(a) or 2.1(b),

(c)         any failure by the Borrower to make any payment of principal on any SOFR Loan or such Swingline Loan when due (whether by acceleration or otherwise), or

(d)         any acceleration of the maturity of a SOFR Loan or such Swingline Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such actual loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the computation of such actual loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be prima facie evidence of such amounts if reasonably determined.

Section 4.6.        Effect of Benchmark Transition. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)      Benchmark Replacement. If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b)      Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)      Notice; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement and the commencement of any Benchmark Unavailability Period. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.6. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.6.

(d)      Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not or is no longer subject to an annoucment that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)      Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 4.7.        Lending Offices; Mitigation Obligations. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified in its Administrative Questionnaire (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent, provided, that if a Lender at its option designates an alternative lending office or branch as described above, to the extent such designation would at the time of such redesignation require the Borrower to pay any amounts pursuant to Section 4.4 or 4.1 hereof in excess of that for which the Borrower would have already been liable had such alternative office or branch not been used, the Borrower shall not be liable for such increased amounts. If any Lender requests compensation under Section 4.4, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or 4.4, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 4.8.        Sustainability Adjustments. (a) ESG Amendments. After the Closing Date, the Borrower, in consultation with the Sustainability Structuring Agent, shall be entitled to establish specified key performance indicators (“KPIs”) with respect to certain Environmental, Social and Governance (“ESG”) targets of the Borrower and its Subsidiaries. The Sustainability Structuring Agent and the Borrower may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating the KPIs and other related provisions (the “ESG Pricing Provisions”) into this Agreement, and any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent (who shall promptly notify the Borrower) written notice that such Required Lenders object to such ESG Amendment. In the event that Required Lenders deliver a written notice objecting to any such ESG Amendment, an alternative ESG Amendment may be effectuated with the consent of the Required Lenders, the Borrower and the Sustainability Structuring Agent. Upon effectiveness of any such ESG Amendment, based on the Borrower’s performance against the KPIs, certain adjustments to the Applicable Margin may be made; provided that the amount of any such adjustments made pursuant to an ESG Amendment shall not result in an increase or decrease of more than 7 basis points in the Applicable Margin, provided further that in no event shall the Applicable Margin be less than zero. The pricing adjustments pursuant to the KPIs will require, among other things, reporting and validation of the measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles (as published in May 2021 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association) and is to be agreed between the Borrower and the Sustainability Structuring Agent (each acting reasonably). Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing the Applicable Margin to a level otherwise permitted by this Section shall be subject only to the consent of the Required Lenders.

(b)     Sustainability Structuring Agent. The Sustainability Structuring Agent will (i) assist the Borrower in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Borrower in preparing informational materials focused on ESG to be used in connection with the ESG Amendment.

Section 5.      Place and Application of Payments.

Section 5.1.        Place and Application of Payments.

(a)      All payments of principal of and interest on the Loans and the Reimbursement Obligations, and all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), for the benefit of the Lender(s) or L/C Issuer entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(b)      Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Swing Line Lender or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be required to) in reliance upon such assumption, distribute to the applicable Lenders, the Swing Line Lender or the L/C Issuer, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes to any Lender, Swing Line Lender or L/C Issuer as to which Administrative Agent determines (in its sole and absolute discretion) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made the corresponding payment to the Administrative Agent; (2) the Administrative Agent has made a payment in excess of the amount(s) received by it from the Borrower either individually or in the aggregate (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders, Swing Line Lender and L/C Issuer severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Person, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 5.2.        Non-Business Days. Subject to the definition of Interest Period, if any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 5.3.        Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day.

Section 5.4.        Account Debit. The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.

Section 6.      Representations and Warranties.

 Each Loan Party represents and warrants with respect to itself to the Administrative Agent and the Lenders as follows:

Section 6.1.        Organization and Qualification. The Borrower (a) is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Delaware, (b) has full and adequate power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying where the failure to do so would reasonably be expected to have a Material Adverse Effect.

Section 6.2.        Corporate Authority and Validity of Borrower’s Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents, to perform all of its obligations hereunder and under the other Loan Documents, and to make the borrowings herein provided for and to issue the Notes (if any) in evidence thereof. The Loan Documents delivered by the Borrower have been duly authorized, executed and delivered by the Borrower and constitute valid and binding obligations of the Borrower enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower of any of the matters and things herein or therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any provision of the charter, articles of incorporation or by-laws of the Borrower or any material covenant, indenture or agreement of or affecting the Borrower or any of its Properties, or result in the creation or imposition of any Lien on any Property of the Borrower.

Section 6.3.        Subsidiaries. Each Guarantor (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, (b) has full and adequate power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying where the failure to do so would reasonably be expected to have a Material Adverse Effect. Schedule 6.3 hereto identifies each Subsidiary and each Material Subsidiary as of the date hereof, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. As of the date hereof, all of the outstanding shares of capital stock and other equity interests of each Guarantor are validly issued and outstanding and all such shares and other equity interests indicated on Schedule 6.3 as owned by the Borrower or a Subsidiary, as the case may be, are so owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens, other than Liens permitted by this Agreement.

Section 6.4.        Corporate Authority and Validity of Guarantors’ Obligations. Each Guarantor has full right, power and authority to guarantee the Obligations, to execute and deliver this Agreement or a Guaranty Agreement and any other Loan Documents executed by it, and to perform each and all of the matters and things therein provided for. Each Loan Document delivered by each Guarantor has been duly authorized, executed and delivered by such Guarantor and constitutes a valid and binding obligation of such Guarantor enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law) and the Loan Documents executed by each Guarantor do not, nor does the performance or observance by any Guarantor of any of the matters or things therein provided for, contravene any provision of law or any provision of any charter, articles of incorporation, by-laws, partnership agreement or articles of organization, as the case may be, of any Guarantor or any material covenant, indenture or agreement of or affecting the Borrower or any Guarantor or any of the Borrower’s or such Guarantor’s Property, or result in the creation or imposition of any Lien on any of the Borrower’s or such Guarantor’s Property.

Section 6.5.        Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Revolving Facility to refinance existing Indebtedness outstanding on the Closing Date, to finance Permitted Acquisitions, for working capital and capital expenditures, for expenses incurred in connection with this Agreement, and to finance its general corporate purposes (including stock repurchases to the extent permitted by Section 8.9 hereof). Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Loan Parties and their Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 6.6.        Financial Reports. The consolidated balance sheet of the Borrower as at December 31, 2020 and the related consolidated statements of income, retained earnings and cash flows of the Borrower for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Ernst & Young LLP, independent public accountants, and the unaudited interim consolidated balance sheet of Borrower as at September 30, 2021 and the related unaudited consolidated statements of income, retained earnings and cash flows of Borrower for the 9 months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present in all material respects the consolidated financial condition of the Borrower as at said dates and the consolidated results of its operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis.

Section 6.7.        No Material Adverse Change. Since December 31, 2020, except as disclosed in periodic SEC filings by the Borrower, there has been no change in the financial condition of the Borrower or the Hub Group, taken as a whole, that has had a Material Adverse Effect.

Section 6.8.        Full Disclosure. The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not, taken as a whole and other than financial projections or forecasts, contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that, as to any projections or forecasts furnished to the Administrative Agent and the Lenders, the Loan Parties only represent that the same were prepared on the basis of information and estimates the Loan Parties believed to be reasonable at the time made.

Section 6.9.        Trademarks, Franchises and Licenses. The members of the Hub Group own, possess or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information (collectively, “Intellectual Property”) to conduct their businesses as now conducted, except for Intellectual Property the failure of which to own, possess or otherwise have the right to use, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright, or other proprietary right of any other Person except for any conflict which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

Section 6.10.      Governmental Authority and Licensing. The members of the Hub Group have received all licenses, permits, and approvals of all federal, state, local, and foreign governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same would reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which would reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of any Loan Party, threatened in writing.

Section 6.11.      Good Title. The members of the Hub Group have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Borrower furnished to the Administrative Agent and the Lenders (except for sales of assets by the Hub Group in the ordinary course of business, or where failure to have such title would not reasonably be expected to have a Material Adverse Effect), and subject to no Liens other than such thereof as are permitted by Section 8.6 hereof.

Section 6.12.      Litigation and Other Controversies. Except as disclosed in SEC filings by the Borrower made prior to the Closing Date, there is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened in writing, against the Borrower or any other member of the Hub Group or any of their Property which would reasonably be expected to have a Material Adverse Effect.

Section 6.13.      Taxes. All tax returns with respect to any income tax or other material tax required to be filed by the Loan Parties in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Loan Parties or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid, in each case except (a) taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Loan Parties do not know of any proposed material additional tax assessment against any Loan Party for which adequate provision in accordance with GAAP has not been made on its accounts and could reasonably be expected to have a Material Adverse Effect.

Section 6.14.      Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency, or instrumentality, nor any approval or consent of the stockholders of the Borrower or any other Person, is necessary to the valid execution, delivery, or performance by any Loan Party or any Subsidiary of any Loan Document, except for such approvals which have been obtained and remain in full force and effect.

Section 6.15.      Affiliate Transactions. Neither the Borrower nor any other member of the Hub Group is a party to any contracts or agreements with any of its Affiliates (other than Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to such member of the Hub Group than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.16.      Investment Company. Neither the Borrower nor any other member of the Hub Group is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.17.      ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code with respect to the Plans to the extent applicable to it and has not incurred any liability to the PBGC, a Plan, or a Multiemployer Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary thereof has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation of coverage described in article 6 of Title 1 of ERISA.

Section 6.18.      Compliance with Laws. The Borrower and each other member of the Hub Group are in substantial compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), except insofar as non-compliance with which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 6.19.      No Default.  No Default or Event of Default has occurred and is continuing.

Section 6.20.      OFAC. (a) Each Loan Party is in compliance in all material respects with the requirements of all OFAC Sanctions Programs applicable to it; (b) each Subsidiary is in compliance in all material respects with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary; (c) the Loan Parties have provided to the Administrative Agent, the L/C Issuers and the Lenders all information regarding the Loan Parties and their Affiliates and Subsidiaries necessary for the Administrative Agent, the L/C Issuers and the Lenders to comply with all applicable OFAC Sanctions Programs and (d) to the best of the Borrower’s knowledge, neither the Borrower nor any of its Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.

Section 6.21.      Anti-Corruption Laws.  In connection with the activities anticipated by this Agreement, each Loan Party has conducted its business in compliance with all applicable Anti-Corruption Laws and, to the extent required by such laws, have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws and Sanctions. In connection with this Agreement, no Loan Party has directly or indirectly corruptly offered, authorized, or made, any payment, or any other thing of value, to any person or entity with which such Loan Party does business, in order to secure any improper advantage, official action, or to assist such Loan Party to obtain or retain business.

Section 6.22.      EEA Financial Institution.  No Loan Party is an EEA Financial Institution.

Section 7.       Conditions Precedent Section

The obligation of any Lender, the Swingline Lender or L/C Issuer with respect to each Credit Event, is subject to the following conditions precedent:

Section 7.1.        All Credit Events. At the time of each Credit Event hereunder:

(a)          each of the representations and warranties set forth herein (other than the representation and warranty set forth in Section 6.12) and in the other Loan Documents shall be true and correct in all material respects as of said time (where not already qualified by materiality, otherwise in all respects), except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such earlier date;

(b)          no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c)          in the case of a Borrowing (other than a Borrowing of Swingline Loans), the Administrative Agent shall have received the notice required by Section 2.5, in the case of the issuance of any Letter of Credit, the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 3.1 (to the extent payable at such time), and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form reasonably acceptable to the L/C Issuer together with fees called for by Section 3.1 (to the extent payable at such time); and

(d)         such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, any L/C Issuer or any Lender (including Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

 Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in subsections (a) through (b), inclusive, of this Section; provided, however, that Lenders may continue to make advances, in the sole discretion of each Lender with a Commitment, notwithstanding the failure of the Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default, Event of Default or other condition set forth above that may then exist.

Section 7.2.        Initial Credit Event.  Before or concurrently with the initial Credit Event:

(a)      the Administrative Agent shall have received this Agreement duly executed by the Borrower, the Guarantors, each L/C Issuer, the Administrative Agent and the Lenders;

(b)      if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.9;

(c)      the Administrative Agent shall have received copies of each Loan Party’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary (or comparable Responsible Officer);

(d)      the Administrative Agent shall have received copies of resolutions of each Loan Party’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on each Loan Party’s behalf, all certified in each instance by its Secretary or Assistant Secretary (or comparable Responsible Officer);

(e)      the Administrative Agent shall have received copies of the certificates of good standing for each Loan Party (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization;

(f)       the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives and a certificate as to the Borrower’s Designated Disbursement Account;

(g)      the Administrative Agent shall have received payment of the initial fees called for by Section 3.1 (to the extent payable at such time);

(h)      each Lender shall have received a Compliance Certificate confirming compliance with the financial covenants hereof on a pro forma basis after giving effect to the initial Credit Event, including evidence that the Total Net Leverage Ratio is no more than 3.00 to 1.00, signed by the president or chief financial officer of the Borrower;

(i)       the Administrative Agent shall have received the favorable written opinion of counsel to each Loan Party, in form and substance reasonably satisfactory to the Administrative Agent;

(j)       each of the Lenders shall have received, not later than the date that is three (3) Business Days prior to the Closing Date, all documentation and other information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the United States Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including the information described in Section 13.19, as have been requested in writing by the Administrative Agent at least ten (10) calendar days prior to the Closing Date;

(k)      the Credit Agreement between Borrower, and Bank of Montreal, as Lender, dated July 1, 2017, as amended, shall have been terminated and all principal, interest and fees thereunder shall have been paid in full in cash, provided, that the Existing L/Cs issued by BMO Harris Bank N.A. and Bank of Montreal thereunder may be rolled into this Agreement as contemplated herein;

(l)       no Material Adverse Change shall have occurred; and

(m)     the Administrative Agent shall have received a funds flow memorandum in connection with the initial Credit Event, executed by the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

Without limiting the generality of the provisions of Section 13.3, for purposes of determining compliance with the conditions specified in this Section 7.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 8.      Covenants Section

 Each Loan Party agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.3:

Section 8.1.        Maintenance of Business. The Borrower shall, and the Borrower shall cause each Material Subsidiary to (a) preserve and maintain its existence and (b) preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its business; provided, however, that the Borrower and the Subsidiaries may (i) take any action permitted by Section 8.8 hereof and (ii) dissolve or liquidate any Subsidiary if such dissolution or liquidation would not have a Material Adverse Effect.

Section 8.2.        Taxes and Assessments. The Borrower shall duly pay and discharge, and the Borrower shall cause each Subsidiary to duly pay and discharge, all material taxes, rates, assessments, fees, and governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that (a) the same are being contested in good faith and by appropriate proceedings and adequate reserves are provided therefor or (b) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.3.        Insurance. The Borrower shall insure and keep insured, and the Borrower shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable property owned by it which is of a character usually insured by Persons similarly situated and operating like properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and the Borrower shall cause each Subsidiary to insure, such other hazards and risks (including employers’ and public liability risks) with good and responsible insurance companies, as and to the extent usually insured by Persons similarly situated and conducting similar businesses; provided, however, that the Borrower may maintain a system of self-insurance which is consistent with the practices of entities similarly situated and operating like properties and business to that of the Borrower or its Subsidiaries if appropriate reserves in respect thereof are maintained. The Borrower shall upon request furnish to the Administrative Agent a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 8.4.        Financial Reports. The Borrower shall, and the Borrower shall cause each Subsidiary to, maintain its accounts in accordance with GAAP and shall furnish to the Administrative Agent and each Lender such information respecting the business and financial condition of the Hub Group as the Administrative Agent or any Lender may reasonably request; and without any request, shall furnish to the Administrative Agent and each Lender:

(a)      as soon as available, and in any event within 45 days after the close of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Hub Group as of the last day of such period and the consolidated statements of income, retained earnings and cash flows of the Hub Group for the quarter and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP and certified by its president or chief financial officer;

(b)      as soon as available, and in any event within 90 days after the close of each annual accounting period of the Borrower, a copy of the consolidated balance sheet of the Hub Group as of the close of such period and the consolidated statements of income, retained earnings and cash flows of the Hub Group for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an audit report thereon of Ernst & Young LLP or another firm of independent public accountants of recognized national standing, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Hub Group as of the close of such fiscal year and the results of its operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c)      promptly after receipt thereof, any management letters identifying a material weakness or a significant deficiency in internal controls given to the Borrower by its independent public accountants;

(d)      promptly after the sending or filing thereof, copies of all Form 10-K and Form 10-Q reports filed by the Borrower with any securities exchange or the SEC;

(e)      if and when the Borrower or any members of its Controlled Group is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which would reasonably be expected to constitute grounds for a distress or PBGC-initiated termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;

(f)      promptly after knowledge thereof shall have come to the attention of any responsible executive officer of the Borrower, written notice of (i) any threatened in writing or pending litigation or governmental proceeding or labor controversy against the Borrower or any other member of the Hub Group which, if reasonably likely to be adversely determined, would result in a Material Adverse Effect, (ii) the occurrence of any Change of Control Event or (iii) any Default or Event of Default hereunder;

(g)      promptly upon the filing thereof, written notice of the filing of any registration statements and any annual, quarterly or monthly reports which the Borrower shall have filed with the SEC; and

(h)      with each of the financial statements furnished to the Administrative Agent and the Lenders pursuant to subsections (a) and (b) of this Section, a written certificate in substantially the same form attached hereto as Exhibit F (a “Compliance Certificate”) signed by the chief executive officer, president, chief financial officer or controller of the Borrower to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.15 of this Agreement.

Documents required to be delivered pursuant to Section 8.4(a), (b), (d) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which either (A) such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) or (B) the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address http://www.hubgroup.com; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (x) upon request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent and each Lender (by telecopy or e-mail) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents.

Section 8.5.        Subsidiaries’ Guaranties and Indebtedness. The Borrower shall not permit any Subsidiary (other than Hub Chicago) to, issue, incur, assume, create or have outstanding any Indebtedness, or incur liabilities under any Hedging Agreement, or be or become liable as endorser, guarantor, surety or otherwise for any Indebtedness of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a)      the obligations of the Guarantors under the Guaranty Agreements;

(b)      so long as such Subsidiary is a Guarantor, (x) guaranties entered into by such Person of Indebtedness of the Borrower and (y) guaranties entered into by such Person of any Indebtedness of another Subsidiary that is permitted under the terms of this Section 8.5;

(c)      Indebtedness of any Subsidiary owed to the Borrower or any Guarantor;

(d)      Indebtedness of a Subsidiary acquired after the date hereof by any member of the Hub Group and guarantied obligations incurred and outstanding on or prior to the date on which such Subsidiary was acquired by such member of the Hub Group, provided such Indebtedness or guaranty was not created in contemplation of such Acquisition;

(e)      Indebtedness financing chassis, containers, trailers and tractors (including refrigeration units attached thereto), and Indebtedness incurred to finance, refinance or refund the purchase, lease, construction or repair of Property (which, with respect to real property, may be secured by a mortgage);

(f)       Indebtedness or guaranteed obligations extending the maturity of, or refunding or refinancing, in whole or in part, any indebtedness permitted by subsection (d) or (e) of this Section 8.5, provided that such extension, refunding or refinancing indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that does not exceed the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance cost) under the indebtedness being extended, refunded or refinanced;

(g)      (i) the Hedging Liability and Bank Product Obligations of the Loan Parties and their Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates) and (ii) other hedging obligations entered into in the ordinary course of business;

(h)      Indebtedness secured by Liens permitted by Section 8.6(i) or (n);

(i)       indebtedness of any Subsidiary arising from customary agreements providing for indemnification, adjustment of purchase price or similar obligations (including any earnout obligation or similar deferred or contingent obligation of any Subsidiary incurred or created in connection with a Permitted Acquisition), in each case, incurred or assumed in connection with the acquisition or disposition of any business, fixed or capital asset or a Subsidiary;

(j)       obligations of any Subsidiary in respect of bid, performance, surety or appeal bonds and completion guaranties provided in the ordinary course of business;

(k)      indebtedness of any Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(l)       indebtedness of any Subsidiary in connection with guaranties resulting from endorsement of negotiable instruments in the ordinary course of business;

(m)     indebtedness of any Subsidiary in connection with guarantied obligations of purchase money indebtedness of driver/operator equipment purchases in an amount not to exceed $50,000,000 in the aggregate at any one time outstanding, including refinancings thereof;

(n)      mortgage financing for Borrower’s headquarters campus secured solely by a mortgage on such property in a principal amount not to exceed $70,000,000; and

(o)      Indebtedness and guarantied obligations in addition to that otherwise permitted by the foregoing provisions of this Section 8.5, provided that on the date the applicable Subsidiary incurs such Indebtedness or guaranty and immediately after giving effect thereto and the concurrent retirement of any indebtedness, the aggregate outstanding principal amount of all Indebtedness and guarantied obligations of Subsidiaries permitted by this subsection (o) does not exceed $50,000,000.

Section 8.6.        Liens. The Borrower shall not, nor shall the Borrower permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)      Liens arising in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations, or other similar charges and Liens in the nature of good faith cash deposits in connection with warranty obligations, bids, tenders, contracts, or leases to which any member of the Hub Group is a party or other cash deposits required to be made in the ordinary course of business, provided that, in each case the obligation is not for borrowed money and that the obligation secured is not overdue for more than 30 days or, if overdue for more than 30 days, is being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(b)     mechanics’, workmen’s, materialmen’s, landlords’, carriers’ and other similar Liens arising in the ordinary course of business with respect to obligations that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(c)      judgment Liens in respect of judgments that do not constitute an Event of Default and Liens arising from the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that any judgment secured thereby shall not constitute an Event of Default;

(d)     banker’s Liens and similar Liens (including set-off rights) in respect of bank deposits and Liens of securities intermediaries on securities accounts;

(e)      the retained interest of a lessor in connection with any lease;

(f)      easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not materially detract from the value of the Property subject thereto;

(g)     licenses, sublicenses, leases or subleases granted in the ordinary course of business;

(h)     (i) Liens securing any indebtedness or other obligations permitted under Sections 8.5(d), 8.5(e) and 8.5(f) hereof, solely to the extent such Liens were in existence at the time of the applicable Acquisition; (ii) Liens on containers, tractors, trailers and chassis in connection with the Indebtedness financing the same and purchase money Liens on driver/operator equipment permitted by Section 8.5(m); and (iii) Liens permitted by Section 8.5(n);

(i)       Liens on Property of any member of the Hub Group created solely for the purpose of securing indebtedness representing or incurred to finance, refinance or refund the purchase, lease, construction or repair of Property, provided that no such Lien shall extend to or cover other Property of any member of the Hub Group other than the respective Property so acquired (and assets affixed or appurtenant thereto), and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property;

(j)       Liens in favor of issuers of surety bonds or letters of credit and bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(k)      Liens on property or shares of capital stock of another Person at the time such other Person becomes a Subsidiary of the Borrower; provided, however, that the Liens may not extend to any other property owned by the Hub Group (other than assets and property affixed or appurtenant thereto);

(l)       Liens on property at the time Hub Group acquires the property, including any acquisition by means of a merger or consolidation with or into any member of the Hub Group; provided, however, that the Liens may not extend to any other property owned by the Hub Group (other than assets and property affixed or appurtenant thereto);

(m)     Liens encumbering any Property to secure or support obligations under or in respect of interest rate, foreign currency, and commodity Hedging Agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes; and

(n)      Liens in addition to those otherwise permitted by the foregoing provisions of this Section 8.6 securing Indebtedness in an aggregate amount not to exceed $50,000,000 at any one time outstanding.

Section 8.7.        Acquisitions. The Borrower shall not, nor shall the Borrower permit any Subsidiary to, use any proceeds of the Loans and other extensions of credit hereunder to make any Acquisition other than Permitted Acquisitions.

Section 8.8.        Mergers, Consolidations and Sales. (a) The Borrower shall not, nor shall the Borrower permit any Subsidiary to, be a party to any merger or consolidation; provided, however, that this Section shall not apply to nor operate to prevent any consolidation or merger so long as:

(i)       in the case of such a transaction involving the Borrower, the Borrower is the surviving or continuing corporation;

(ii)      subject to the provisions of clause (i) above, in the case of such a transaction involving a Guarantor, the Borrower or another Guarantor is the surviving or continuing corporation; and

(iii)      at the time of such merger or consolidation and immediately after giving effect thereto, no Default or Event of Default shall occur or be continuing.

(b)      The Borrower shall not permit the Hub Group to sell, transfer, lease or otherwise dispose of all or any substantial part of its Property in a single transaction or a series of transactions, including any disposition of Property as a part of a sale leaseback transaction unless after giving effect to such sale, transfer, lease or other disposal the Hub Group shall be in compliance with the covenants contained in Section 8.15(a) on a pro forma basis (calculated as of the end of the most recently ended fiscal quarter of Borrower), which pro forma covenant compliance shall be satisfactorily evidenced by the delivery to the Administrative Agent by the chief executive officer, president, chief financial officer or controller of Borrower of a duly executed Compliance Certificate.

Section 8.9.         Restricted Payments. The Borrower shall not make a Restricted Payment unless (i) immediately prior to the making thereof and after giving effect thereto no Default or Event of Default would exist or result therefrom and (ii) the Borrower has provided the Administrative Agent with a Compliance Certificate reasonably acceptable to the Administrative Agent evidencing that Borrower’s Total Net Leverage Ratio, calculated on a pro forma basis after giving effect to such Restricted Payment, would not exceed 3.00 to 1.00. For purposes of this Agreement, “Restricted Payment” means (a) the declaration or payment of any dividends on or the making of any other distributions in respect of any class or series of the Borrower’s capital stock (other than dividends payable solely in its capital stock) or (b) the direct or indirect purchase, redemption or other acquisition or retirement of any of the Borrower’s capital stock. Notwithstanding anything to the contrary herein, this Section shall not prevent the Borrower from paying any dividend within 60 days after the date of its declaration, if at such date of declaration, such dividend would (if then paid) have been permitted to be paid under this Section.

Section 8.10.      ERISA. The Borrower shall, and the Borrower shall cause each Subsidiary which is a member of its Controlled Group to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed would reasonably be expected to result in the imposition of a Lien against any of its Properties. The Borrower shall, and the Borrower shall cause each Subsidiary which is a member of its Controlled Group to, promptly notify the Administrative Agent of (i) the occurrence of any reportable event (as defined in Section 4043B of ERISA, other than an event for which the 30-day notice requirement has been waived) with respect to a Plan, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate a Plan or withdraw from any Multiemployer Plan, in each case, to the extent such event could be reasonably expected to result in a material liability for the Borrower, and (iv) the occurrence of any event with respect to any Plan or Multiemployer Plan which would result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty, or any material increase in the contingent liability of any member of the Controlled Group with respect to any post-retirement Welfare Plan benefit, which liability, contingent liability, fine or penalty would have a Material Adverse Effect.

Section 8.11.      Compliance with Laws. The Borrower shall, and the Borrower shall cause each Subsidiary to, comply with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to their Properties or business operations, non-compliance with which would have a Material Adverse Effect.

Section 8.12.      No Changes in Fiscal Year. No member of the Hub Group shall change its fiscal year from its present basis without prior written notice to the Administrative Agent; provided, however, that entities acquired by the Hub Group may change their fiscal year to the fiscal year of the Hub Group.

Section 8.13.      Change in the Nature of Business. The Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any business other than those businesses conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related or incidental thereto or representing a reasonable expansion thereof.

Section 8.14.      Guaranty. Subject to the proviso contained in Section 11.1 hereof, as a condition to establishing or acquiring any Material Subsidiary, unless the Administrative Agent and the Required Lenders otherwise agrees in their sole discretion, the Borrower shall (i) cause such Material Subsidiary to execute a Guaranty Agreement, (ii) cause such Material Subsidiary to deliver documentation similar to that described in Sections 7.2(c), 7.2(d), 7.2(e) and, if requested by the Administrative Agent, 7.2(i) hereof relating to the authorization for, execution and delivery of, and validity of, such Material Subsidiary’s obligations as a Guarantor and otherwise hereunder in form and substance reasonably satisfactory to the Administrative Agent, and (iii) deliver an updated Schedule 6.3 to reflect the new Material Subsidiary.

Section 8.15.      Financial Covenants.

                (a)       Maximum Total Net Leverage Ratio. The Hub Group shall, as of the close of each fiscal quarter of the Borrower, maintain a Total Net Leverage Ratio of not more than 3.00 to 1.00; provided, however, that as of the close of each of the four fiscal quarters occurring after the consummation of a Permitted Acquisition with aggregate consideration of $150,000,000 or more, the Total Net Leverage Ratio shall not be more than 3.50 to 1.00 (any such event, an “Acquisition Holiday”).

                (b)       Minimum Interest Coverage Ratio. The Hub Group shall, as of the close of each fiscal quarter of the Borrower, maintain an Interest Coverage Ratio of not less than 3.00 to 1.00.

Section 8.16.      Compliance with OFAC Sanctions Programs. (a) With respect to the use of the proceeds under this Agreement, each Loan Party shall at all times comply in all material respects with the requirements of OFAC Sanctions Programs applicable to such Loan Party and shall cause each of its Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.

                (b)        Each Loan Party shall provide the Administrative Agent and the Lenders any information regarding the Loan Parties, their Affiliates, and their Subsidiaries necessary for the Administrative Agent and the Lenders to comply with all applicable Sanctions; subject, however, in the case of Affiliates, to such Loan Party’s ability to provide information applicable to them.

(c)        If any Loan Party obtains actual knowledge or receives any written notice that any Loan Party, any Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), such Loan Party shall promptly (i) give written notice to the Administrative Agent and the Lenders of such OFAC Event, and (ii) comply with all Applicable Laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the Sanctions, and the Loan Parties acknowledge that the Administrative Agent and the Lenders shall take any and all steps the Administrative Agent and the Lenders deem necessary, in their sole but reasonable discretion, to comply with Applicable Laws with respect to any such OFAC Event, including the requirements of the Sanctions (including the freezing and/or blocking of assets and reporting such action to OFAC).

(d)      The Borrower shall not, and shall not permit any other Subsidiary and their respective officers and employees to, directly or, to its knowledge, indirectly, use the proceeds of any Credit Event or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity that is the subject of Sanctions, or in any Designated Jurisdiction, that, at the time of such funding or use, as applicable, would be in violation of Sanctions.

Section 8.17.      Anti-Corruption Laws. The Borrower shall not, and shall not permit any other Subsidiary and their respective officers and employees to, directly or, to its knowledge, indirectly, use the proceeds of any Credit Event or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, for any purpose that would breach the Anti-Corruption Laws.

Section 9.      Events of Default and Remedies.

Section 9.1.        Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)      default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation; or

(b)      default for more than five (5) Business Days in the payment when due of any part of the interest on any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or in the payment when due of any fee or other Obligation payable by the Borrower hereunder or under any other Loan Document; or

(c)      default in the observance or performance of Section 8.5 hereof if the aggregate amount of Indebtedness incurred in contravention of such Section (whether or not in the same transaction) exceeds $1,000,000; default in the observance or performance of Section 8.6 hereof if the amount of obligations secured by Liens prohibited by such Section (whether or not in the same transaction) exceeds $1,000,000; or default in the observance or performance of Sections 8.8, 8.9 or 8.15 hereof; or

(d)      default in the observance or performance of any other provision hereof or of any other Loan Document which default in each case is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any executive officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent; or

(e)      any representation or warranty made by any Loan Party herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

(f)       any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect with respect to any Loan Party, or any of the Loan Documents is declared to be null and void as a result of any challenge brought by any Loan Party; or

(g)      default shall occur under any Indebtedness issued, assumed or guarantied by any member of the Hub Group in an aggregate amount exceeding $50,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall have resulted in the acceleration of the maturity of any such Indebtedness; or

(h)      any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount more than $50,000,000 in excess of the amount covered by insurance from an insurer who has acknowledged its liability thereon shall be entered or filed against any member of the Hub Group or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of 30 days; or

(i)       the Borrower or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay to the PBGC, a Plan or a Multiemployer Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $50,000,000 shall be filed under Title IV of ERISA by the Borrower or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Multiemployer Plan or a proceeding shall be instituted by a fiduciary of any Multiemployer Plan against the Borrower or any member of its Controlled Group to enforce payment of a withdrawal liability in excess of $50,000,000 under Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or

(j)       any Loan Party shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or

(k)      a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against any Loan Party, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days; or

(l)       the occurrence of a Change of Control Event.

Section 9.2.         Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 with respect to the Borrower) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately deliver to the Administrative Agent Cash Collateral in an amount equal to 105% of the aggregate amount of each Letter of Credit then outstanding, and the Borrower agree to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. In addition, the Administrative Agent may exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or Applicable Law or equity when any such Event of Default has occurred and is continuing. The Administrative Agent shall give notice to the Borrower under Section 9.1(d) promptly upon being requested to do so by any Lender. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(d) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3.        Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 with respect to the Borrower has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately deliver to the Administrative Agent Cash Collateral in an amount equal to 105% of the aggregate amount of each Letter of Credit then outstanding, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit. In addition, the Administrative Agent may exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or Applicable Law or equity when any such Event of Default has occurred and is continuing.

Section 9.4.        Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under any of Sections 2.2(b), 2.7(b), 2.12, 2.13, 9.2 or 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b)      All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of all other Obligations, Hedging Liability and Bank Product Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less; provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders. Subject to the terms of Sections 2.12 and 2.13, if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 2.7(b), at the request of the Borrower the Administrative Agent shall release to the Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default or Event of Default exists. After all Letters of Credit have expired or been cancelled and the expiration or termination of all Commitments, at the request of the Borrower, the Administrative Agent shall release any remaining amounts held in the Collateral Account following payment in full in cash of all Obligations, Hedging Liability and Bank Product Obligations. The Borrower hereby grants the Administrative Agent, for the benefit of the Lenders, a security interest in and lien on any and all cash collateral paid into the Collateral Account in accordance with this Agreement and agrees to execute any documentation reasonably required by the Administrative Agent to perfect its security interest in the Collateral Account.

Section 9.5.        Post-Default Collections. Anything contained herein or in the other Loan Documents to the contrary notwithstanding (including Section 2.7(b)) all payments and collections received in respect of the Obligations and payments made under or in respect of the Guaranty Agreements received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a)      first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Loan Parties have agreed to pay the Administrative Agent under Section 13.4 (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b)      second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(c)      third, to the payment of principal on the Loans and unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 (until the Administrative Agent is holding an amount of cash equal to 105% of the then outstanding amount of all such L/C Obligations);

(d)      fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries under the Loan Documents (including Hedging Liability and Bank Product Obligations) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e)      finally, to the Borrower or whoever else may be lawfully entitled thereto.

Section 10.    The Administrative Agent

Section 10.1.      Appointment and Authority. Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of Montreal to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions, other than as set forth in Sections 10.6 and 10.9. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.2.      Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3.      Action by Administrative Agent; Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(i)       shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)      shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action; and

(iii)     shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)      Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2, 9.3, 9.4, 9.5 and 13.3), or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Any such action taken or failure to act pursuant to the foregoing shall be binding on all Lenders. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender, or the L/C Issuer.

(c)       Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty or obligation to any Lender or L/C Issuer or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 7.1 or 7.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.4.      Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5.      Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Revolving Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

Section 10.6.      Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)      If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)      With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 13.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 10.7.      Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8.      L/C Issuer and Swingline Lender. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swingline Lender shall act on behalf of the Lenders with respect to the Swingline Loans made hereunder. The L/C Issuer and the Swingline Lender shall each have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 10 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swingline Lender in connection with Swingline Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 10, included the L/C Issuer and the Swingline Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer or Swingline Lender, as applicable. Any resignation by the Person then acting as Administrative Agent pursuant to Section 10.6 shall also constitute its resignation or the resignation of its Affiliate as L/C Issuer and Swingline Lender except as it may otherwise agree. Any L/C Issuer or Swingline Lender may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Lenders and the Borrower. If such Person then acting as L/C Issuer so resigns, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Loans or fund risk participations in Reimbursement Obligations pursuant to Section 2.2, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit. If such Person then acting as Swingline Lender resigns, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.1(b), but shall not be required to make any additional Swingline Loans. Upon the appointment by the Borrower of a successor L/C Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as applicable (other than any rights to indemnity payments or other amounts that remain owing to the retiring L/C Issuer or Swingline Lender), and (ii) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents other than with respect to its outstanding Letters of Credit and Swingline Loans, and (iii) upon the request of the resigning L/C Issuer, the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.

Section 10.9.      Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time, with the consent of the Borrower, to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 10.10.    Authorization to Release Guaranties. The Administrative Agent is hereby irrevocably authorized by each of the Lenders, the L/C Issuer, and their Affiliates (a) to release any Subsidiary from its obligations as a Guarantor if (i) such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (ii) such Person ceases to be a Material Subsidiary in accordance with the definition thereof and (b) upon such release, to execute and deliver any instruments, documents and agreements necessary or desirable to evidence and confirm the release of such Subsidiary. Upon the Administrative Agent’s request, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Person from its obligations as a Guarantor under the Loan Documents.

Section 10.11.    Authorization of Administrative Agent to File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under the Loan Documents including Sections 3.1, 4.4, 4.5, and 13.4) allowed in such judicial proceeding; and

(b)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.1 and 13.4. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

Section 10.12.    Hedging Liability and Bank Product Obligations. By virtue of a Lender’s execution of this Agreement or an Assignment and Assumption pursuant to Section 13.2, as the case may be, any Affiliate of such Lender with whom the Borrower or any other Loan Party has entered into an agreement creating Hedging Liability or Bank Product Obligations shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Guaranty Agreements as more fully set forth in Section 9.5. No holder of Hedging Liability or Bank Product Obligations shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. In connection with any such distribution of payments and collections, or any request for the release of the Guaranty Agreements in connection with the termination of the Commitments and the payment in full of the Obligations, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Bank Product Obligations unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Guaranty Agreements.

Section 11.     Guaranty Agreement Requirements.

Section 11.1.      Guarantor Requirements. The payment and performance of the Obligations shall at all times be guaranteed by each Material Subsidiary pursuant to Section 12 hereof or pursuant to one or more Guaranty Agreements; provided, however, that unless otherwise required by the Required Lenders during the existence of any Event of Default, Material Subsidiaries which are Foreign Subsidiaries or Foreign Partnerships shall not be required to be Guarantors hereunder if providing a Guaranty Agreement would cause an adverse effect on the Borrower’s federal income tax liability.

Section 11.2.      Further Assurances. The Borrower agrees that it shall, and shall cause each Material Subsidiary to, execute and deliver such documents and do such acts and things as the Administrative Agent may from time to time reasonably request in order to provide for the guaranties contemplated hereby.

Section 12.     The Guarantees.

Section 12.1.      The Guarantees. To induce the Lenders and L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to the Loan Parties by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, the Borrower and each Material Subsidiary and each other member of the Hub Group which executes and delivers a Guaranty Agreement (the Borrower and such Material Subsidiaries and other members of the Hub Group being hereinafter referred to individually as a “Guarantor” and collectively as the “Guarantors”) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and the L/C Issuer and their Affiliates, the due and punctual payment of all present and future Obligations, Hedging Liability and Bank Product Obligations, including the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Bank Product Obligations (collectively, “Guarantied Liabilities”), in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding); provided, however, that, with respect to any Guarantor, Guarantied Liabilities guaranteed by such Guarantor shall exclude all Excluded Swap Obligations. In case of failure by the Borrower or other obligors punctually to pay any Guarantied Liabilities guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such other obligors.

Section 12.2.      Guarantee Unconditional. The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a)      any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)      any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Bank Product Obligations;

(c)      any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any Loan Party or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Loan Party or other obligor or of any other guarantor contained in any Loan Document;

(d)      the existence of any claim, set-off, or other rights which any Loan Party or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, the L/C Issuer or any other Person, whether or not arising in connection herewith;

(e)      any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Loan Party or other obligor, any other guarantor, or any other Person or Property;

(f)       any application of any sums by whomsoever paid or howsoever realized to any obligation of any Loan Party or other obligor, regardless of what obligations of any Loan Party or other obligor remain unpaid;

(g)      any invalidity or unenforceability relating to or against any Loan Party or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Bank Product Obligations or any provision of Applicable Law or regulation purporting to prohibit the payment by any Loan Party or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Obligations; or

(h)      any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, the L/C Issuer, or any other Person or any other circumstance whatsoever that might, but for the provisions of this subsection, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.

Section 12.3.      Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired or been cancelled by the applicable L/C Issuer, and the principal of and interest on the Loans and all other amounts payable by the Borrower and the other Loan Parties under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Bank Product Obligations shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by any Loan Party or other obligor or any guarantor under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Loan Party or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 12.4.      Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Guarantied Liabilities shall have been paid in full subsequent to the termination of all the Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Guarantied Liabilities and all other amounts payable by the Loan Parties hereunder and the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and L/C Issuer (and their Affiliates) or be credited and applied upon the Guarantied Liabilities, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 12.5.      Subordination. Each Guarantor (each referred to herein as a “Subordinated Creditor”) hereby subordinates the payment of all indebtedness, obligations, and liabilities of the Borrower or other Loan Party owing to such Subordinated Creditor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Guarantied Liabilities. During the existence of any Event of Default, subject to Section 12.4, any such indebtedness, obligation, or liability of the Borrower or other Loan Party owing to such Subordinated Creditor shall be enforced and performance received by such Subordinated Creditor as trustee for the benefit of the holders of the Guarantied Liabilities and the proceeds thereof shall be paid over to the Administrative Agent for application to the Guarantied Liabilities (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Section 12.

Section 12.6.      Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, the L/C Issuer, or any other Person against the Borrower or any other Loan Party or other obligor, another guarantor, or any other Person.

Section 12.7.      Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or voidable under Applicable Law, including fraudulent conveyance law.

Section 12.8.      Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other Loan Party or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Bank Product Obligations, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such other Loan Party or obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Bank Product Obligations, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request or otherwise with the consent of the Required Lenders.

Section 12.9.      Benefit to Guarantors. The Loan Parties are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower and the other Loan Parties has a direct impact on the success of each other Loan Party. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder, and each Guarantor acknowledges that this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.

Section 12.10.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty Agreement, voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until discharged in accordance with Section 12.3. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 13.     Miscellaneous.

Section 13.1.      Notices.

(a)      Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)       if to the Borrower or any other Loan Party, to it at Hub Group, Inc., 2000 Clearwater Drive, Oak Brook, Illinois 60523, Attention: Chief Financial Officer (Facsimile No. (630) 964-3787; Telephone No. (630) 271-3600);

(ii)      if to the Administrative Agent, to Bank of Montreal at 115 South LaSalle Street, Chicago, Illinois 60603, Attention: William Thomson (Facsimile No. (312) 293-4718; Telephone No. (312) 461-3879);

(iii)     if to Bank of Montreal or BMO Harris Bank N.A. in its capacity as L/C Issuer, to it at 115 South LaSalle Street, Chicago, Illinois 60603, Attention: Attention: William Thomson (Facsimile No. (312) 293-4718; Telephone No. (312) 461-3879), and if to any other L/C Issuer, to it at the address provided in writing to the Administrative Agent and the Borrower at the time of its appointment as an L/C Issuer hereunder;

(iv)     if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Sections 2.1, 2.2 and 2.5 if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)      Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)      Platform. (i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the L/C Issuers and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)     The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to this Section, including through the Platform.

Section 13.2.      Successors and Assigns.

(a)       Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)       Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)      in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the relevant Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii)      Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)     Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)      the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)       the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)       the consent of each L/C Issuer and Swingline Lender shall be required for any assignment.

(iv)     Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)     No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any other Loan Party or any Loan Party’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii)   Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each L/C Issuer, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.1, 4.4, 4.5, and 13.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)      Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)      Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or the Borrower or any other Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the L/C Issuers and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 13.4(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.4 amd 4.5 (subject to the requirements and limitations therein, including the requirements under Section 4.1(g) (it being understood that the documentation required under Section 4.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.11 and 4.7 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.1 or 4.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.11 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.6 as though it were a Lender; provided that such Participant agrees to be subject to Section 13.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)      Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 13.3.      Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent, the L/C Issuer, or the Swingline Lender are affected thereby, the Administrative Agent, the L/C Issuer, or the Swingline Lender, as applicable; provided that:

(i)        no amendment or waiver pursuant to this Section 13.3 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) other than as set forth in Sections 4.6 and 4.8, reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the default rate provided in Section 2.8 or to waive any obligation of the Borrower to pay interest or fees at the default rate as set forth therein or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest or any fee payable hereunder;

(ii)       no amendment or waiver pursuant to this Section 13.3 shall, unless signed by each Lender, change the definition of Required Lenders, change the provisions of this Section 13.3, change Section 13.7 in a manner that would affect the ratable sharing of setoffs required thereby, change the application of payments contained in Section 2.12 or 9.5, release any material Guarantor (other than in accordance with Section 13.22) or affect the number of Lenders required to take any action hereunder or under any other Loan Document;

(iii)      no amendment or waiver pursuant to this Section 13.3 shall, unless signed by each Lender directly affected thereby, extend the Termination Date, or extend the stated expiration date of any Letter of Credit beyond the Termination Date except in accordance with Section 2.2; and

(iv)      no amendment to Section 12 shall be made without the consent of the Guarantor(s) affected thereby.

Notwithstanding anything to the contrary herein, (1) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (2) if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, (3) guarantees, collateral security documents and related documents executed by the Borrower or any other Loan Party in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents, (4) the Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Section 2.14 and (5) the fee letter referred to in Section 3.1(c) and the other fee letters between the Borrower and the Lenders entered into on or prior to the Closing Date may be amended by the parties thereto.

Section 13.4.      Costs and Expenses; Indemnification.

(a)      Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Revolving Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any other Loan Party as a debtor thereunder).

(b)      Indemnification by the Loan Parties. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, reasonable and documented costs and expenses (including the reasonable and documented fees and expenses of one firm of counsel for all Indemnitees, taken as a whole, and in the case of a perceived conflict of interest, one additional firm of counsel to the similarly situated affected Indemnitees taken as a whole) and liabilities, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any third party or the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof), any Swingline Lender and L/C Issuer, and their Related Parties, the administration and enforcement of this Agreement and the other Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any other Loan Party as a debtor thereunder), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Claim or Environmental Liability, including with respect to the actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (including any settlement arrangement arising from or relating to the foregoing); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any controlled Affiliate of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee or any controlled Affiliate of such Indemnitee for a breach in bad faith of the obligations of such Indemnitee or any controlled Affiliate of such Indemnitee hereunder or under any other Loan Document, in each case if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) related to any proceeding that does not involve an act or omission by a Loan Party and that is brought by an Indemnitee or a controlled Affiliate of such Indemnitee against any other Indemnitee (other than claims against the Administrative Agent in its capacity as such or in fulfilling such role). This subsection (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)      Reimbursement by Lenders. To the extent that (i) the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by any of them to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, any Swingline Lender or any Related Party or (ii) any liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever are imposed on, incurred by, or asserted against, Administrative Agent, the L/C Issuer, any Swingline Lender or a Related Party in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Administrative Agent, the L/C Issuer, any Swingline Lender or a Related Party in connection therewith, then, in each case, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, such Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or any such Swingline Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 13.15.

(d)     Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent resulting from the gross negligence or willful misconduct of such Indemnitee, as determined in a final non-appelable judgment by a court of competent jurisdiction.

(e)      Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f)      Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 13.5.     No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent, the L/C Issuer, or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.6.      Right of Setoff. In addition to any rights now or hereafter granted under the Loan Documents or Applicable Law and not by way of limitation of any such rights, if an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such L/C Issuer or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 13.7.      Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(a)       if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

  (b)       the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.13, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 13.8.      Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.9.      Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders and L/C Issuer of amounts sufficient to protect the yield of the Lenders and L/C Issuer with respect to the Loans and Letters of Credit, including Sections 4.1, 4.4, 4.5, and 13.4, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 13.10.    Counterparts; Integration; Effectiveness.

(a)      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)      Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Illinois State Electronic Commerce Security Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 13.11.    Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.12.    Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.13.    Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries.

Section 13.14.    Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by Applicable Law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by Applicable Law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.15.    Lender’s and L/C Issuer’s Obligations Several. The obligations of the Lenders and L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and L/C Issuer a partnership, association, joint venture or other entity.

Section 13.16.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between any Loan Party and its Subsidiaries and the Administrative Agent, the L/C Issuer, or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent, the L/C Issuer, or any Lender has advised or is advising any Loan Party or any of its Subsidiaries on other matters, (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent, the L/C Issuer, and the Lenders are arm’s-length commercial transactions between such Loan Parties and their Affiliates, on the one hand, and the Administrative Agent, the L/C Issuer, and the Lenders, on the other hand, (iii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent, the L/C Issuer, and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person; (ii) none of the Administrative Agent, the L/C Issuer, and the Lenders has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the L/C Issuer, and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of any Loan Party and its Affiliates, and none of the Administrative Agent, the L/C Issuer, and the Lenders has any obligation to disclose any of such interests to any Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the L/C Issuer, and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 13.17.    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement, the Notes and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the State of Illinois without regard to conflicts of law principles that would require application of the laws of another jurisdiction.

(b)      Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Illinois State court or, to the extent permitted by Applicable Law, in such federal court. Each party hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent, the L/C Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Guarantor or its respective properties in the courts of any jurisdiction.

(c)      Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 13.17(b). Each party hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)      Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy or e-mail) in Section 13.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

Section 13.18.    Waiver of Jury Trial . Each party hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to any Loan Document or the transactions contemplated thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

Section 13.19.    USA Patriot Act. Each Lender and L/C Issuer that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or L/C Issuer to identify the Borrower in accordance with the Act.

Section 13.20. Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and their obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or the Revolving Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Facility; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from a Loan Party or any of its Subsidiaries relating to a Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by a Loan Party or any of its Subsidiaries; provided that, in the case of information received from a Loan Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.21.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)       the effects of any Bail-In Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 13.22.    Release of Guarantors. The Lenders and the L/C Issuer hereby irrevocably agree that any Guarantor shall be automatically released from the Guarantee in Section 12 upon (i) consummation of any transaction permitted hereunder resulting in such Guarantor ceasing to constitute a Subsidiary or (ii) such Person ceasing to be a Material Subsidiary in accordance with the definition thereof. The Lenders and the L/C Issuer hereby authorize the Administrative Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Subsidiary pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender or the L/C Issuer.

Section 13.23.    Recovery of Erroneous Payments. Notwithstanding anything to the contrary in this Agreement, if at any time Administrative Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender, Swing Line Lender or L/C Issuer, whether or not in respect of an Obligation due and owing by Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender, each Swing Line Lender and each L/C Issuer irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount. Administrative Agent shall inform each Lender, Swing Line Lender, or L/C Issuer that received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount. Each Person’s obligations, agreements and waivers under this Section 13.23 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, Swing Line Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 13.24.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

As used in this Section 13.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)       a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii)      a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)     a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature Pages Follow]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower”

Hub Group, Inc.

By
Name
Title

“Guarantors”

HUB CITY TERMINALS, INC.

By
Name
Title

HUB Group Trucking, Inc.

By
Name
Title

CASESTACK LLC

By
Name
Title

NONSTOPDELIVERY, LLC

By
Name
Title

[Signature Page to Credit Agreement (Hub Group 2022)]

CHOPTANK TRANSPORT, LLC

By
Name
Title

[Signature Page to Credit Agreement (Hub Group 2022)]

“Administrative Agent, Swingline Lender and a L/C Issuer”

Bank of Montreal, as a L/C Issuer, Swingline Lender and as Administrative Agent

By
Name
Title

[Signature Page to Credit Agreement (Hub Group 2022)]

“Lenders”

BANK OF MONTREAL, as a Lender and as a L/C Issuer with respect to its Existing L/Cs

By
Name
Title

BANK OF AMERICA, N.A., as a Lender

By
Name
Title

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By
Name
Title

[Signature Page to Credit Agreement (Hub Group 2022)]

BMO HARRIS BANK N.A., solely as a L/C Issuer with respect to its Existing L/Cs

By
Name
Title

[Signature Page to Credit Agreement (Hub Group 2022)]